As filed with the Securities and Exchange Commission on February 4, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RETALIX LTD.
(Exact name of Registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

10 Zarhin Street
Raanana, Israel	43000
(Address of Principal Executive Offices)	(Zip Code)

SECOND 1998 SHARE OPTION PLAN

2004 ISRAELI SHARE INCENTIVE PLAN
(Full title of the plan)

Retalix USA Inc.
6100 Tennyson Parkway, Suite 150
Plano, Texas 75093
(Name and address of agent for service)
(469) 241-8400
(Telephone number, including area code, of agent for service)

Copies to:

Adam M. Klein, Adv.	Howard E. Berkenblit, Esq.
Goldfarb, Levy, Eran, Meiri, Tzafrir & Co.	Sullivan & Worcester LLP
2 Weizmann Street	One Post Office Square
Tel Aviv 64239, Israel	Boston, MA 02109
Tel: +972-3-608-9999	Tel:+617-338-2800
Fax: +972-3-608-9909	Fax: +617 338 2880

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee

Ordinary Shares, par value
NIS 1.00 per share	2,000,000	$5.85	(2)	$11,700,000	$460

Ordinary Shares, par value
NIS 1.00 per share	286,500	$0.25	(3)	$70,324	$3

Ordinary Shares, par value
NIS 1.00 per share	100,000	$18.54	(3)	$1,854,000	$73

Ordinary Shares, par value
NIS 1.00 per share	427,500	$15.55	(3)	$6,647,625	$261

Ordinary Shares, par value
NIS 1.00 per share	194,090	$24.46	(3)	$4,747,441	$187

Ordinary Shares, par value
NIS 1.00 per share	115,776	$21.86	(3)	$2,530,863	$99

Ordinary Shares, par value
NIS 1.00 per share	276,134	$5.85	(2)	$1,615,384	$63

Total registration fee					$1,146

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminate number of Ordinary Shares as may be offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions pursuant to the terms of the Second 1998 Share Option Plan and the 2004 Israeli Share Incentive Plan.

(2)	Estimated in accordance with Rules 457(h)(1) and 457(c) promulgated under the Securities Act, solely for the purpose of calculating the registration fee, based on $5.85, the average of the high and low prices of the ordinary shares as reported on the Nasdaq Global Select Market on February 3, 2009, a date within 5 business days prior to the filing of this registration statement.

(3)	Calculated in accordance with Rule 457(h)(7) promulgated under the Securities Act, based on the exercise price of outstanding options. For exercise prices in New Israeli Shekels, an exchange rate of NIS 4.074 to each US $1.00 was used.

EXPLANATORY NOTE

        This Registration Statement is being filed pursuant to Instruction E of Form S-8, promulgated pursuant to the Securities Act of 1933, as amended, to register an additional 3,400,000 ordinary shares, par value NIS 1.00 per share (the “Ordinary Shares”), of Retalix Ltd. (the “Company”, or “Retalix”) issuable pursuant to the Second 1998 Share Option Plan and pursuant to the 2004 Israeli Share Incentive Plan. Pursuant to Instruction E of Form S-8, the contents of the Company’s Registration Statements on Form S-8 (File Nos. 333-09840, 333-12146, 333-14238, 333-109874 and 333-118930 (the “Registration Statements”) filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference and the information required by Part II is omitted, except as supplemented by the information set forth below. References to “we”, “our” or “us” below mean Retalix and its consolidated subsidiaries.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

    (a)        Retalix’s Annual Report filed on Form 20-F/A for the fiscal year ended December 31, 2007, filed with the Commission on July 7, 2008.

    (b)        (i) The paragraph under the caption “Executive Changes” in the press release attached as Exhibit 99.1 and the GAAP financial statements attached to the press release attached to our report on Form 6-K submitted to the Commission on January 3, 2008; (ii) our report on Form 6-K submitted to the Commission on January 14, 2008; (iii) the first, second, third and sixth paragraphs of the press release attached to our report on Form 6-K submitted to the Commission on March 4, 2008; (iv) the GAAP financial statements attached to the press release attached as Exhibit 99.1 and the press release attached as Exhibit 99.2 to our report on Form 6-K submitted to the Commission on March 20, 2008; (v) the GAAP financial statements attached to the press release attached as Exhibit 99.4 to our report on Form 6-K submitted to the Commission on June 16, 2008; (vi) the GAAP financial statements attached to the press release attached as Exhibit 99.1 to our report on Form 6-K submitted to the Commission on August 20, 2008; (vii) our report on Form 6-K submitted to the Commission on August 26, 2008; (viii) our report on Form 6-K submitted to the Commission on August 28, 2008; (ix) our report on Form 6-K submitted to the Commission on October 7, 2008; and (x) the GAAP financial statements attached as Exhibit 99.1 to our report on Form 6-K submitted to the Commission on November 26, 2008.

        In addition, all documents and reports subsequently filed by Retalix with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and, to the extent designated therein, Reports on Form 6-K submitted by Retalix to the Commission, in each case, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

        Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed or submitted incorporated document modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Exculpation of Office Holders

        Under the Israeli Companies Law, 5759–1999, as amended (the “Companies Law”), an Israeli company may not exempt an office holder from liability with respect to a breach of his duty of loyalty, but may exempt in advance an office holder from his liability to the company, in whole or in part, with respect to a breach of his duty of care (except in connection with distributions to shareholders), provided that the articles of association of the company allow it to do so. Our articles of association currently do not allow us to do so.

Insurance of Office Holders

        Our articles of association provide that, subject to the provisions of the Companies Law, we may enter into a contract for the insurance of the liability of any of our office holders with respect to an act performed in his capacity of an office holder, for:

—	a breach of his duty of care to us or to another person;

—	a breach of his duty of loyalty to us, provided that the office holder acted in good faith and had reasonable cause to assume that his act would not prejudice our interests; or

—	a financial liability imposed upon him in favor of another person.

Indemnification of Office Holders

        Our articles of association provide that we may indemnify an office holder with respect to an act performed in his capacity of an office holder against:

—	a financial liability imposed on him in favor of another person by any judgment, including a settlement or an arbitration award approved by a court, which indemnification may be approved (i) after the liability has been incurred or (ii) in advance, provided that the undertaking to indemnify is limited to events that the board of directors believes are foreseeable in light of actual operations at the time of providing the undertaking and to a sum or criterion that the board of directors determines to be reasonable under the circumstances;

—	reasonable litigation expenses, including attorney’s fees, expended by the office holder as a result of an investigation or proceeding instituted against him by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against him and either (A) concluded without the imposition of any financial liability in lieu of criminal proceedings or (B) concluded with the imposition of a financial liability in lieu of criminal proceedings but relates to a criminal offense that does not require proof of criminal intent; and

—	reasonable litigation expenses, including attorneys’ fees, expended by the office holder or charged to him by a court, in proceedings we institute against him or instituted on our behalf or by another person, a criminal charge from which he was acquitted, or a criminal charge in which he was convicted for a criminal offense that does not require proof of criminal intent.

In addition, our articles of association provide that the commitment in advance to indemnify an office holder in respect of a financial obligation imposed upon him in favor of another person by a court judgment (including a settlement or an arbitrator’s award approved by court) shall in no event exceed, in the aggregate, a total of indemnification (for all persons we have resolved to indemnify for the matters and circumstances described therein) equal to one quarter (25%) of our total shareholders’ equity at the time of the actual indemnification.

        We have undertaken to indemnify our directors and officers pursuant to applicable law.

Limitations on Exculpation, Insurance and Indemnification

        The Companies Law provides that a company may not exculpate or indemnify an office holder nor enter into an insurance contract which would provide coverage for any monetary liability incurred as a result of any of the following:

—	a breach by the office holder of his duty of loyalty, unless, with respect to indemnification or insurance coverage, the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

—	a breach by the office holder of his duty of care if the breach was done intentionally or recklessly (as opposed to mere negligence);

—	any act or omission done with the intent to derive an illegal personal benefit; or

—	any fine levied against the office holder.

        In addition, under the Companies Law, indemnification of, and procurement of insurance coverage for, our office holders must be approved by our audit committee and board of directors and, if the beneficiary is a director, by our shareholders. We have obtained director’s and officer’s liability insurance.

Item 8. Exhibits.

Exhibit No.	Description

*4.1	Memorandum of Association of Registrant, as amended.

*4.2	Articles of Association of Registrant, as amended.

**4.3	Second 1998 Share Option Plan, as amended.

**4.4	2004 Israeli Share Incentive Plan, as amended.

5.1	Opinion of Goldfarb, Levy, Eran, Meiri, Tzafrir & Co. with respect to the legality of the securities being registered.

23.1	Consent of Kesselman & Kesselman, a member of PricewaterhouseCoopers International Limited.

23.2	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global.

23.3	Consent of Goldfarb, Levy, Eran, Meiri, Tzafrir & Co. (included in Exhibit 5. 1).

24.1	Powers of Attorney (included on the signature page to this Registration Statement).

* Previously filed as an exhibit to Retalix’s report on Form 6-K filed on November 2, 2005, and incorporated herein by reference.

** Previously filed as an exhibit to Retalix’s Annual Report on Form 20-F/A for the fiscal year ended December 31, 2007, and incorporated herein by reference.

Item 9. Undertakings.

A.	The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Raanana, State of Israel, on the 4th day of February, 2009.

RETALIX LTD. By: /s/ Barry Shaked —————————————— Barry Shaked, Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Barry Shaked and Hugo Goldman, or either of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this Registration Statement on Form S-8, and to perform any acts necessary in order to file such amendments, and each of the undersigned does hereby ratify and confirm that said attorneys and agents, or their or his or her substitutes, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Barry Shaked —————————————— Barry Shaked	Chief Executive Officer and Director (Principal Executive Officer)	February 4, 2009

/s/ Hugo Goldman —————————————— Hugo Goldman	Chief Financial Officer (Principal Financial and Accounting Officer)	February 4, 2009

/s/ Ishay Davidi —————————————— Ishay Davidi	Chairman of the Board of Directors	January 18, 2009

/s/ Brian Cooper —————————————— Brian Cooper	Director	January 18, 2009

/s/ Gillon Beck —————————————— Gillon Beck	Director	January 18, 2009

/s/ Neomi Enoch —————————————— Neomi Enoch	Director	January 18, 2009

/s/ David Bresler —————————————— David Bresler	Director	January 18, 2009

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—————————————— Itschak Shrem	Directors

—————————————— Dr. Zvi Lieber	Director

—————————————— Ian O'Reilly	Director

—————————————— Amnon Lipkin-Shahak	Director

Authorized Representative in the United States RETALIX USA INC. By: /s/ Barry Shaked —————————————— Name: Barry Shaked Title:	Date: February 4, 2009

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EXHIBIT INDEX

Exhibit No.	Description

*4.1	Memorandum of Association of Registrant, as amended.

*4.2	Articles of Association of Registrant, as amended.

**4.3	Second 1998 Share Option Plan, as amended.

**4.4	2004 Israeli Share Incentive Plan, as amended.

5.1	Opinion of Goldfarb, Levy, Eran, Meiri, Tzafrir & Co. with respect to the legality of the securities being registered.

23.1	Consent of Kesselman & Kesselman, a member of PricewaterhouseCoopers International Limited.

23.2	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global.

23.3	Consent of Goldfarb, Levy, Eran, Meiri, Tzafrir & Co. (included in Exhibit 5. 1).

24.1	Powers of Attorney (included on the signature page to this Registration Statement).

* Previously filed as an exhibit to Retalix’s report on Form 6-K filed on November 2, 2005, and incorporated herein by reference.

** Previously filed as an exhibit to Retalix’s Annual Report on Form 20-F/A for the fiscal year ended December 31, 2007, and incorporated herein by reference.